Exhibit 99.1

Nortech Systems Announces 2022 Third Quarter Results

Record Revenue Up 20% from Prior Year

MINNEAPOLIS – November 9, 2022 -- Nortech Systems Incorporated (Nasdaq: NSYS) (the "Company"), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, industrial and defense markets, reported 2022 third quarter results for the period ended September 30, 2022.

2022 Third Quarter Highlights

●	Revenue of $35.3 million, up 19.8% compared to the third quarter of 2021.
●	Gross margin of 17.9%, up 6.5 percentage points compared to adjusted gross margin of 11.4% in the third quarter of 2021.
●	Earnings before interest, taxes, depreciation and amortization (EBITDA) of $2.4 million, up threefold from adjusted EBITDA of $0.7 million in the third quarter of 2021.
●	Quarter-end backlog of $103 million, up more than 31% compared to the backlog as of September 30, 2021.
●	Received a patent for its Flex Faraday Xtreme™ technology, a flexible printed circuit for reliable transmission of high-frequency signals

Management Commentary

“We are pleased to report improved results over the last four quarters – both on the top and bottom lines. Our dedicated global team members deserve continued credit for their focused efforts to manage inventory and optimize supply chain operations across the U.S., Mexico, and China,” said Jay D. Miller, Chief Executive Officer and President.

2022 Third Quarter and Year-to-Date Results (in thousands)

	Q3 22	Q3 21 - Adjusted	Percentage Change	YTD 2022	YTD 2021 - Adjusted	Percentage Change
Revenue	$35,276	$29,452	19.8	$98,505	$81,706	20.6%
Gross Profit	$6,328	$3,371	87.7	$15,376	$8,518	80.5%
Gross Margin	17.9%	11.4%	6.5 pts	15.6%	10.4%	5.2 pts
EBITDA	$2,417	$735	228	$4,564	$149	--

Q3 2022 revenue totaled $35.3 million. This represents a 19.8% increase from Q3 2021 revenue of $29.5 million. For the first three quarters of 2022, revenue totaled $98.5 million, a 20.6% increase from the same period of 2021. Net income totaled $1.5 million, or $0.53 per diluted share, in Q3 2022, down from net income of $3.6 million, or $1.24 per diluted share, in Q3 2021.

Net income in the third quarter of 2021 included several non-recurring items: $5.2 million for the Employee Retention Credit (ERC), $560,000 expense for the Devicix trade name abandonment, and $93,000 gain on sale of the Merrifield facility. As a reminder, the Company filed an ERC application with the IRS in the third quarter of 2021 and recognized a one-time $5.2 million reduction to payroll tax expense. The Company has not received ERC funds as of the date of this press release.

In the third quarter of 2022, gross profit totaled $6.3 million, or 17.9%, compared to gross profit of $8.0 million, or 27.3%, in the prior-year quarter. Cost of goods sold in Q3 2021 included $4.7 million of the ERC with the remaining $540,000 credit reported in SG&A. Excluding the ERC, adjusted Q3 2021 gross profit totaled $3.4 million, or 11.4%. Through the first nine months of 2022, gross profit of $15.4 million, or 15.6%, was up from gross profit of $13.2 million, or 16.1%, in the first nine months of 2021. Excluding the ERC, YTD 2021 gross profit would have totaled $8.5 million, or 10.4%. Gross profit improvement was primarily due to pricing increases implemented to overcome inflationary cost pressures coupled with higher plant volumes and improved operating efficiencies.

Third quarter 2022 operating expenses totaled $4.4 million, up from $4.0 million in the previous quarter and a 38% increase from third quarter 2021 adjusted operating expenses of $3.2 million. The increase in year-over-year operating expense was driven in part by $475,000 in third quarter 2022 research and development costs compared to $141,000 in the prior-year quarter. Third quarter 2022 R&D expense reflects continued investment in new technologies, such as the Active Optical Xtreme (AOX) cable platform announced earlier this year and the previously highlighted Flex Faraday Xtreme (FFX) technology. Also, a year-over-year increase of $385,000 in Q3 2022 selling expenses supported the $5.8 million increase in revenue for the quarter. For the first nine months of 2022, operating expenses totaled $12.2 million, up 21.9% from operating expenses of $10.0 million in the first three quarters of 2021. In addition to R&D, Nortech is investing in upgrading essential IT, HR, and analytical capabilities.

Third quarter 2022 EBITDA totaled $2.4 million, a threefold increase over adjusted EBITDA of $0.7 million in the third quarter of 2021. For the first nine months of 2022, EBITDA totaled $4.6 million, a significant increase from breakeven adjusted EBITDA through the first nine months of 2021. Both the quarter and nine-month increases resulted from the previously discussed revenue increases during the respective periods.

Business Outlook

“We are optimistic about a strong finish to this year and carrying that momentum into 2023,” noted Miller. “Monthly bookings remain strong and the markets we serve are anticipating continued growth in 2023. That said, we are carefully monitoring potential macroeconomic headwinds. Nortech will take action as needed to adapt to changing market conditions while we continue to deliver the highest quality products to our mission-critical medical, industrial, and defense customers.” Miller concluded.

Conference Call

The Company will hold a live conference call and webcast at 4:00 p.m. central time on Thursday, November 10, 2022, to discuss the Company's 2022 third quarter and year-to-date financial results. The call will be hosted by Jay Miller, Chief Executive Officer and President and Chris Jones, Chief Financial Officer. To access the live audio conference call, US participants may call 888-506-0062 and international participants may call 973-528-0011. Participant Access Code: 776272. Participants may also access the call via webcast at: https://www.webcaster4.com/Webcast/Page/2814/46617

About Nortech Systems Incorporated

Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech's website is www.nortechsys.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 including without limitation statements regarding bookings, future financial results or trends in financial results, market growth, our ability to adjust pricing to combat inflation, revenue and growth contributions due to new products, technologies and innovations, backlog trends, and customer demand. While this release is based on management's best judgment and current expectations, actual results may differ materially from those expressed or implied and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) engineering challenges with new products, technologies and innovations; (2) our ability to secure intellectual property rights with respect to new products, technologies, and innovations; (3) supply chain disruptions leading to parts shortages for critical components; (4) volatility in market conditions which may affect market supply of and demand for the company's products; (5) increased competition; (6) changes in the reliability and efficiency of operating facilities or those of third parties; (7) risks related to the availability of labor; (8) commodity cost increases coupled with our inability to raise prices charged to our customers; (9) general economic, financial, and business conditions that could affect the company's financial condition and results of operations; (10) macroeconomic headwinds that negatively impact the markets Nortech serves; (11) foreign exchange risk related to the company’s operations in China. Some of the above-mentioned factors are described in further detail in the section entitled "Risk Factors" in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
INCOME STATEMENT	Unaudited	Unaudited	Unaudited	Unaudited
	2022	2021	2022	2021

Net Sales	$35,276	$29,452	$98,505	$81,706

Cost of Goods Sold	28,948	21,411	83,129	68,519

Gross Profit	6,328	8,041	15,376	13,187
	17.9%	27.3%	15.6%	16.1%

Operating Expenses
Selling Expenses	959	449	2,752	1,741
General and Administrative Expenses	2,949	2,045	8,346	7,247
Research and Development Expenses	475	141	1,154	348
Restructuring Expenses	-	23	-	319
Loss on Abandonment of Intangible Assets		560		560
Gain on Sale of Assets	-	(93)	(15)	(176)
Total Operating Expenses	4,383	3,125	12,237	10,039

Income from Operations	1,945	4,916	3,139	3,148

Other Expense
Interest Expense	(122)	(112)	(337)	(314)

Income Before Income Taxes	1,823	4,804	2,801	2,834

Income Tax Expense	289	1,247	411	646

Net Income	$1,534	$3,557	$2,391	$2,188

Net Income Per Common Share - Basic	$0.57	$1.33	$0.89	$0.82

Weighted Average Number of Common Shares Outstanding - Basic	2,686,884	2,665,682	2,683,594	2,662,066

Net Income Per Common Share - Diluted	$0.53	$1.24	$0.83	$0.78
Weighted Average Number of Common Shares Outstanding - Diluted	2,899,526	2,880,073	2,886,073	2,806,958

BALANCE SHEET	September 30, 2022	December 31, 2021
	Unaudited	Audited
Cash	$1,300	$643
Restricted Cash	792	1,582
Accounts Receivable	15,497	14,548
Employee Retention Credit Receivable	5,209	5,209
Inventories, Net	23,610	19,434
Contract Assets	9,886	8,698
Prepaid Expenses and Other Current Assets	1,851	1,660
Property and Equipment, Net	6,457	5,833
Operating Lease Assets	8,079	8,983
Other Intangible Assets, Net	433	501
Total Assets	$73,114	$67,091

Accounts Payable	$14,701	$12,710
Lease Obligations, Finance & Operating, Net	9,939	11,255
Accrued Payroll and Commissions	5,116	4,045
Customer Deposits	3,870	2,936
All Other Liabilities	1,479	1,074
Line of Credit	9,826	8,959
Shareholders’ Equity	28,183	26,111
Total Liabilities and Shareholders’ Equity	$73,114	$67,091

CASH FLOW STATEMENT	NINE MONTHS ENDED
	September 30, 2022	September 30, 2021
	Unaudited	Unaudited
Cash Flows from Operating Activities
Net Income	$2,391	$2,188
Depreciation and Amortization	1,440	1,506
Compensation on Stock-Based Awards	234	201
Change in Accounts Receivable Allowance	(71)	18
Change in Inventory Reserves	(54)	(959)
Loss on Abandonment of Intangible Asset	-	560
Gain on Disposal of Assets	(15)	(176)
Employee Retention Credit Receivable	-	(5,209)
Changes in Current Operating Items
Accounts Receivable	(1,115)	1,686
Inventories	(4,402)	(5,755)
Contract Assets	(1,188)	(2,246)
Prepaid Expenses and Other Assets	(213)	(276)
Accounts Payable	1,659	2,901
Accrued Payroll and Commissions	1,071	1,537
All Other Operating Items	1,262	1,172
Net Cash Used In Operating Activities	$1,000	$(2,852)

Cash Flows from Investing Activities
Proceeds from Sale of Property and Equipment	15	626
Purchase of Intangible Asset	(43)	(49)
Purchase of Property and Equipment	(1,687)	(1,198)
Net Cash Used In Investing Activities	$(1,715)	$(621)

Cash Flows from Financing Activities
Net Change in Line of Credit	857	2,681
Principal Payments on Long-Term Debt	-	(873)
Principal Payments on Financing Leases	(336)	(492)
Stock Option Exercises	51	36
Debt Issuance Costs	10	-
Net Cash Provided By Financing Activities	$582	$1,352

Net Change in Cash	$(133)	$(2,121)
Cash - Beginning of Period	2,225	3,564
Cash - Ending of Period	$2,092	$1,443

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
RECONCILIATION TO ADJUSTED EBITDA	Unaudited	Unaudited	Unaudited	Unaudited
	2022	2021	2022	2021

Net Income	$1,534	$3,557	2,391	2,188
Interest expense	122	112	337	314
Tax expense	289	1,247	411	646
Depreciation & amortization expense	472	538	1,440	1,506
Loss on Abandonment of Intangible Assets	-	560	-	560
Employee Retention Credit Income	-	(5,209)	-	(5,209)
Restructuring expense	-	23	-	319
Gain on asset sale	-	(93)	(15)	(176)
Adjusted EBITDA	$2,417	$735	4,564	149

	THREE MONTHS ENDED
	September 30,
Q3 2021 INCOME STATEMENT - ADJUSTED	Unaudited	Unaudited
	As Reported	Adjusted*
	2021	2021

Net Sales	$29,452	$29,452

Cost of Goods Sold	21,411	26,080

Gross Profit	8,041	3,372
% of net sales	27.3%	11.4%

Operating Expenses
Selling Expenses	449	574
General and Administrative Expenses	2,045	2,459
Research and Development Expenses	141	141
Restructuring Expenses	23	-
Loss on Abandonment of Intangible Assets	560	-
Gain on Sale of Assets	(93)	-
Total Operating Expenses	3,125	3,174

Income from Operations	4,916	197
% of net sales	16.7%	0.7%

* Adjusted to exclude non-recurring events: Employee Retention Credit, Restructuring, Loss on Abandonment of Intangible Assets, and Gain on Sale of Assets